Exhibit 99.1

Immunome Reports Third Quarter 2024 Financial Results and Provides Business Update

11/13/2024

BOTHELL, Wash. –Immunome, Inc. (Nasdaq: IMNM), a biotechnology company focused on the development of first-in-class and best-in-class targeted oncology therapies, today announced financial results for the third quarter ended September 30, 2024, and provided a business update.

“Immunome continues to advance its pipeline,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer. “Topline data for the RINGSIDE Part B trial of AL102 is expected in the second half of 2025, and IND submissions for IM-1021 and IM-3050 are on track.”

“Our discovery team is focused on discovering ADCs that effectively pursue the novel targets we believe will define the next generation of transformative cancer therapies. In particular, the differentiated profile of HC74, our proprietary TOP1 payload, offers exciting opportunities for portfolio expansion when combined with our large repertoire of antibodies.”

Pipeline Highlights

Full enrollment for the Phase 3 RINGSIDE Part B study of AL102 for the treatment of desmoid tumors was completed in February 2024, and Immunome expects to report topline data for RINGSIDE Part B in the second half of 2025. In parallel, Immunome is performing additional manufacturing and pharmacology work required to support a new drug application filing for AL102.

Immunome also anticipates submitting INDs for IM-1021 and IM-3050 in the first quarter of 2025, as previously disclosed.

Third Quarter 2024 Financial Results

•	As of September 30, 2024, cash, cash equivalents and marketable securities totaled $240.1 million. Immunome’s current cash runway is expected to extend into 2026.
•	Research and development expenses for the quarter ended September 30, 2024 were $37.2 million, including stock-based compensation costs of $1.8 million.
•	In-process research and development expenses for the quarter ended September 30, 2024 were $6.7 million. These expenses were related to Immunome’s business development activity.
•	General and administrative expenses for the quarter ended September 30, 2024 were $9.5 million, including stock-based compensation expense of $3.1 million.
•	Immunome reported a net loss of $47.1 million for the quarter ended September 30, 2024.

About Immunome, Inc.

Immunome is a clinical-stage targeted oncology company committed to developing first-in-class and best-in-class targeted therapies designed to improve outcomes for cancer patients. We are advancing an innovative portfolio of therapeutics, drawing on leadership that previously played key roles in the design, development and commercialization of cutting-edge targeted cancer therapies, including antibody-drug conjugates (ADCs). In addition to a portfolio of discovery-stage ADCs, our pipeline includes AL102, a gamma secretase inhibitor currently in a Phase 3 trial for treatment of desmoid tumors, as well as IM-1021, a ROR1 ADC, and IM-3050, a FAP-targeted radioligand, both of which are the subject of INDs expected to be submitted in the first quarter of 2025. For more information, visit www.immunome.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not purely historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “expects,” “believe,” “opportunities,” “anticipates” and similar expressions to identify these forward-looking statements. These forward-looking statements include Immunome’s expected timing for providing topline data for the Phase 3 RINGSIDE Part B trial; Immunome’s expected timing for filing an IND for IM-1021 and IM-3050; Immunome’s expectation that it will commence clinical development of IM-1021 and IM-3050 in early 2025; the potential of Immunome’s ADC targets to provide first-in-class or best-in-class potential; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. These forward-looking statements are based on Immunome’s current expectations and involve assumptions that may never materialize or may prove to be incorrect; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including the risk that Immunome will not be able to realize the benefits of its strategic transactions; the risk that regulatory approvals for Immunome’s programs and product candidates are not obtained, are delayed or are subject to unanticipated conditions; the risk that pre-clinical data may not be predictive of clinical data; the risk that Immunome’s product candidates and development candidates fail to achieve their intended endpoints; uncertainties related to Immunome’s capital requirements and Immunome’s expected cash runway; Immunome’s ability to grow and successfully execute on its business plan; and other risks and uncertainties indicated from time to time described in Immunome’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 12, 2024, in Immunome’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, being filed with the SEC today, and in Immunome’s other filings with the SEC. Except as required by law, Immunome assumes no obligation and does not intend to update any forward-looking statements included in this press release.

Investor Contact:

Max Rosett

Chief Financial Officer

investors@immunome.com

Immunome, Inc.

Consolidated Balance Sheets

(Unaudited; In thousands)

	September 30, 2024	December 31, 2023	Delta
Assets
Current assets:
Cash and cash equivalents	$155,568	$98,679	56,889
Marketable securities	84,562	39,463	45,099
Prepaid expenses and other current assets	3,910	6,561	(2,651)
Total current assets	244,040	144,703	99,337
Property and equipment, net	7,172	2,073	5,099
Operating right-of-use assets	2,388	1,564	824
Restricted cash	100	100	—
Other long-term assets	3,198	100	3,098
Total assets	$256,898	$148,540	108,358
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,518	$3,311	207
Accrued expenses and other current liabilities	26,331	8,025	18,306
Deferred revenue, current	9,679	10,493	(814)
Total current liabilities	39,528	21,829	17,699
Deferred revenue, non-current	—	5,489	(5,489)
Operating lease liabilities, net of current portion	2,464	1,340	1,124
Total liabilities	41,992	28,658	13,334
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	6	4	2
Additional paid-in capital	650,351	342,663	307,688
Accumulated other comprehensive income	70	22	48
Accumulated deficit	(435,521)	(222,807)	(212,714)
Total stockholders’ equity	214,906	119,882	95,024
Total liabilities and stockholders’ equity	$256,898	$148,540	108,358

Immunome, Inc.

Consolidated Statements of Operations

(Unaudited; In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Collaboration revenue	$2,910	$3,565	$6,303	$10,192
Operating expenses:
In-process research and development	6,706	—	124,972	—
Research and development(1)	37,200	3,823	81,652	13,452
General and administrative(1)	9,526	4,375	22,509	11,617
Total operating expenses	53,432	8,198	229,133	25,069
Loss from operations	(50,522)	(4,633)	(222,830)	(14,877)
Interest income	3,422	288	10,116	705
Net loss	$(47,100)	$(4,345)	$(212,714)	$(14,172)
Net loss per share, basic and diluted	$(0.78)	$(0.36)	$(3.72)	$(1.16)
Weighted-average shares outstanding, basic and diluted	60,205,327	12,202,335	57,239,668	12,194,277
Comprehensive loss
Net loss	$(47,100)	$(4,345)	$(212,714)	$(14,172)
Unrealized loss on marketable securities	68	—	48	—
Comprehensive loss	$(47,032)	$(4,345)	$(212,666)	$(14,172)

(1) Amounts include non-cash stock based compensation as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Research and development	$1,820	$466	$3,244	$1,323
General and administrative	3,072	617	7,034	2,017
Total share-based compensation expense	$4,892	$1,083	$10,278	$3,340